Exhibit 99

Press Contact:  W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

GRANITE BROADCASTING REPORTS RESULTS FOR THE

THIRD QUARTER ENDED SEPTEMBER 30, 2004

-Results In-Line with Guidance-

-WB Affiliation Agreement Renewed in Detroit-

-Cost Reduction Initiatives Result in Significant Savings-

NEW YORK, November 10, 2004 — Granite Broadcasting Corporation (OTCBB: GBTVK) reported results for the third quarter that were in-line with the guidance provided by the Company in its press release dated August 6, 2004.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are very pleased to report third quarter results that are in-line with guidance. We grew revenue by over 5 percent and Broadcast Cash Flow by 32 percent during the quarter despite the fact that our stations are largely concentrated outside presidential “battleground” states, thereby limiting our exposure to the heavy political advertising dollars that many of our peers enjoyed.  We continued to make progress in our effort to improve operating margins through cost reduction initiatives.  In addition, we completed important new agreements for our Detroit station with the WB Network and the Detroit Pistons. We expect to report growth in both revenue and Broadcast Cash Flow in the fourth quarter powered by political advertising at our Big Three affiliates, cost controls at all stations and substantially better results at our Syracuse CBS and Buffalo ABC stations.”

John Deushane, Chief Operating Officer, said, “Our station group reported its ninth consecutive quarter of local non-political revenue growth with an increase of 2 percent, which is particularly impressive when compared to the year ago quarter when we recorded almost 8 percent growth.  Our Big Three affiliates propelled our performance, increasing net revenue 11 percent with non-political local revenue up 6.5 percent and non-political national revenue up almost 4 percent.  Our NBC stations generated approximately $2.0 million of Olympic-related spending and our Syracuse CBS affiliate contributed an impressive 11 percent increase in non-political revenue.  Overall net revenue was also positively impacted by $1.1 million of incremental political revenue, much of which was generated by our Duluth station serving our smallest television market which incorporates two “battleground” states, Minnesota and Wisconsin.”

Mr. Deushane added, “The ABC Network and our WB affiliates are showing strong prime time ratings this season. The ABC Network has several new, highly popular scripted dramas benefiting our affiliates in Buffalo and Fort Wayne.  Our Detroit WB is showing substantial gains in prime time on three of the WB Network’s six nights, and new programming in early and late fringe has resulted in double-digit, year-to-year growth.  Our San Francisco WB is performing well relative to its market with the introduction of Local People Meters, and has narrowed the margin against the competition.  We are also pleased to announce that we have extended our affiliation with the WB Network in Detroit through May of 2007, and we broadcasted our first Pistons game under that new alliance during the first week of November.”

Mr. Cornwell concluded, “During our last quarterly conference call, we discussed an important company-wide initiative to examine how we conduct business with the goal of identifying ways to improve productivity and increase profit margins while maintaining our competitive position. To that end, we have completed a review of our corporate expense structure and have identified and implemented expense cuts including voluntary salary reductions of as much as 10% by three senior executives, consolidation and elimination of certain executive positions, and the reduction of other non-personnel expense.  In the aggregate, we have eliminated more than $2.0 million of annual corporate expense—a reduction of approximately 17%. At the station level, this on-going initiative has produced annualized cost reductions of more than $600,000 at our Buffalo station, and we expect to implement this program at additional stations in the near future. We are eager to begin our strategic arrangement with Malara Broadcasting in Fort Wayne and Duluth and we look forward to obtaining regulatory approval from the FCC. We also continue to explore opportunities to make changes in our station mix that capitalize on our ability to operate local news-oriented stations.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, performance award, corporate separation agreement, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3 and Table 5, as required by Regulation G.

THIRD QUARTER RESULTS

THREE MONTHS ENDED SEPTEMBER 30, 2004

VERSUS THREE MONTHS ENDED SEPTEMBER 30, 2003

Net revenue increased 5.2 percent or $1.3 million to $27.0 million.  Increased local non-political advertising revenue and $1.1 million of incremental political advertising revenue were offset, in part, by a decrease in national non-political advertising revenue.  Political revenue represented 5.4 percent of total advertising revenue.

Station operating expenses increased 14.1 percent or $3.1 million to $25.1 million due primarily to increased film amortization expense resulting from third quarter write downs of specific programs at the Company’s WB affiliates, a restructuring charge associated with cost savings initiatives at the Buffalo station (see further details below) and rising healthcare costs.  Actual cash payments for programming declined 4.7 percent.  Broadcast Cash Flow increased 32 percent or $974,000 to $4.0 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates increased 11 percent due to incremental political advertising revenue of $1.1 million and a healthy 5.4 percent increase in local and national non-political advertising revenue.  Local non-political revenue increased 6.5 percent and national non-political revenue increased 3.9 percent.  The Big Three affiliates contributed 72 percent to net revenue during the quarter.

Station operating expenses at the Company’s Big Three affiliates increased 5.4 percent due primarily to rising health care costs, and a restructuring charge associated with cost saving initiatives at the Buffalo station (see further details below).  Broadcast Cash Flow at the Big Three affiliates increased 30 percent or $1.2 million to $5.3 million.

During the third quarter, the Company recognized $95,000 in restructuring charges associated with employee terminations at its Buffalo station in connection with the implementation of cost saving initiatives.  As a result of this initiative, which commenced in the second quarter, the Company reduced third quarter operating expenses in Buffalo by approximately $175,000 and anticipates annualized operating expense savings of approximately $600,000. Additional savings and potential restructuring charges may be identified as similar cost saving initiatives are implemented at other stations.

WB Affiliates

Net revenue at the Company’s WB affiliates decreased 7.3 percent due to reduced spending in top categories such as automotive, fast food and movies.  The WB affiliates did not participate in the substantial political advertising placed in their respective markets, as they do not broadcast local news.  The WB affiliates contributed 28 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates increased 28 percent due primarily to increased film amortization expense resulting from the planned third quarter write down of specific programs.  Actual cash payments for programming at the WB affiliates declined 6.2 percent.  Broadcast Cash Flow at the Company’s WB affiliates decreased 22 percent to negative $1.2 million.

The Company has made substantial progress replacing unprofitable programming at its WB affiliates with competitive, profitable programming.  The Company anticipates a 6 percent reduction in annual cash programming payments at its WB affiliates in 2004 versus 2003, and a 50 percent reduction by 2007 versus 2003.

Other Income Statement Items

Due to the resignation of Stuart J. Beck, President, from the Company during the quarter ended September 30, 2004, all remaining expense associated with a performance award earned by Mr. Beck in 2003 was recognized in the quarter.  This resulted in a third quarter charge to Performance Award expense that was approximately $1.4 million higher than previous guidance.  Payment of the performance award to Mr. Beck will occur in December 2006. In addition, approximately $1.1 million due Mr. Beck under the terms of his separation agreement was expensed in the Corporate Separation Agreement expense line on the income statement during the third quarter but will be paid monthly over an 18 month period ending March 2006.

FOURTH QUARTER 2004 GUIDANCE

Commenting on the outlook for the quarter ending December 31, 2004, Larry Wills, Chief Financial Officer, said, “We expect to see continued momentum at our Big Three affiliates in a more robust advertising environment driven by $4.9 million of political advertising and improved performance from both our Syracuse and Buffalo stations.  At this time, we expect fourth quarter net revenue growth of 3 to 6 percent and Broadcast Cash Flow of $6.3 million to $7.4 million  (see Table 4 and Table 5).”

Fourth Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $1.9 million in the fourth quarter and $7.1 million for the full year.

•                  Amortization expense is expected to be approximately $2.1 million in the fourth quarter and $8.0 million for the full year.

•                  Corporate expense (excluding performance awards) is expected to be approximately $3.1 million for the fourth quarter and $11.8 million for the full year.

•                  Performance award expense for awards granted on February 25, 2003 is expected to be $340,000 in the fourth quarter and $3.3 million for the full year.  See “Other Income Statement Items” above.

•                  Non-cash compensation expense is expected to be approximately $103,000 for the fourth quarter and $650,000 for the full year.

•                  Interest expense is expected to be approximately $9.9 million in the fourth quarter and $39.5 million for the full year.

•                  Non-cash interest expense is expected to be approximately $1.1 million in the fourth quarter and $4.4 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the fourth quarter and $25.5 million for the full year.

•                  Capital expenditures are expected to be approximately $2.1 million in the fourth quarter and $6.0 million for the full year, which includes spending of approximately $1.1 million in the fourth quarter and $2.3 million for the full year related to the digital conversion.

Granite will host a teleconference to discuss its third quarter 2004 results on Wednesday, November 10th at 10:00 a.m. Eastern Standard Time.  To access the teleconference, please dial 212-676-4902 ten minutes prior to the start time.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.granitetv.com.  If you cannot listen to the teleconference at its normal time, there will be a replay available through November 17, 2004 at noon Eastern Standard Time, and can be accessed by dialing 1-800-633-8284 (US callers) or +1-402-977-9140 (International callers), passcode: 21209809.  The webcast will also be archived on the Company’s website for 30 days.

*  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (OTCBB: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-

San Jose, California, and WDWB-TV, Detroit, Michigan.  On April 23, 2004 Granite announced its intention to enter into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

(Financial tables are attached).

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		Restated (a)		Restated (a)

Net revenue	$27,046	$25,720	$82,210	$78,844
Station operating expenses	25,127	22,013	68,530	67,147
Depreciation expense	1,710	1,594	5,198	4,679
Amortization expense	2,127	1,865	5,891	8,094
Corporate expense	2,736	2,646	8,710	8,139
Performance award expense (b)	1,912	—	2,960	—
Corporate separation agreement expense (c)	1,251	—	1,251	—
Non-cash compensation expense	110	170	545	721
Operating loss	(7,927)	(2,568)	(10,875)	(9,936)

Interest expense	9,872	7,719	29,617	23,034
Interest income	(349)	(136)	(866)	(528)
Non-cash interest expense	1,075	1,296	3,355	3,571
Non-cash preferred stock dividend (d)	6,387	6,387	19,161	6,387
Other expense	50	113	613	373

Loss before income taxes	(24,962)	(17,947)	(62,755)	(42,773)
Benefit for income taxes	(4,959)	(3,035)	(9,637)	(11,055)
Net loss	$(20,003)	$(14,912)	$(53,118)	$(31,718)

Net loss attributable to common shareholders	$(20,003)	$(14,912)	$(53,118)	$(44,669)

Per basic and diluted common share:
Basic and diluted net loss per share	$(1.03)	$(0.78)	$(2.74)	$(2.35)

Weighted average common shares outstanding	19,381,000	19,012,000	19,361,000	18,984,000

Capital expenditures	$1,130	$2,574	$3,863	$10,212

(a) Upon adoption of Financial Accounting Standards No. 142  on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company changed its accounting policy in the third quarter of 2003 to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for the three and nine months ended September 30, 2003.  The increase to amortization, a non-cash charge, is approximately $745,000 and $2,235,000 for the three and nine months ended September 30, 2003, respectively.

(b) The performance award expense totaled $1,912,000 and $2,960,000 for the three and nine months ended September 30, 2004, respectively, primarily due to the accelerated vesting of a separated executive’s performance award granted in 2003, which was to be expensed over a three-year period.

(c) The corporate separation agreement expense totaled $1,251,000 for the three and nine months ended September 30, 2004, respectively, primarily due to the separation of a company executive pursuant to a Separation Agreement dated September 21, 2004, which awarded severance, pro-rated bonus and certain benefits to be paid over the next eighteen months.

(d) On July 1,  2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  Accordingly the dividends on the redeemable preferred stock are recorded as a charge to expense.  Prior to July 1,  2003, preferred stock dividends were treated as a reduction to shareholders’ equity.

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Table 2

Financial Results (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended September 30,
	2004	2003
		Restated (a)

Net revenue	$27,046	$25,720
Station operating expenses	25,127	22,013
Depreciation expense	1,710	1,594
Amortization expense	2,127	1,865
Corporate expense	2,736	2,646
Performance award expense (b)	1,912	—
Corporate separation agreement expense (c)	1,251	—
Non-cash compensation expense	110	170
Operating loss	$(7,927)	$(2,568)

Supplemental Financial Data:
Broadcast cash flow (d)	$4,024	$3,050
Broadcast cash flow margin	14.9%	11.9%
Program amortization	$8,031	$5,563
Program payments	$5,926	$6,220

Table 3

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended September 30,
	2004	2003
		Restated (a)
Operating loss	$(7,927)	$(2,568)
Plus:
Depreciation expense	1,710	1,594
Amortization expense	2,127	1,865
Corporate expense	2,736	2,646
Performance award expense	1,912	—
Corporate sparation agreement expense	1,251	—
Non-cash compensation expense	110	170
Program amortization	8,031	5,563
Less:
Program Payments	5,926	6,220
Broadcast Cash Flow	$4,024	$3,050

(a) See footnote (a) on Table 1.

(b) See footnote (b) on Table 1.

(c) See footnote (c) on Table 1.

(d) Broadcast Cash Flow is defined as operating loss plus depreciation, amortization, corporate, performance award, corporate separation agreement, non-cash compensation and program amortization, less program payments.  The Company has included Broadcast Cash Flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast Cash Flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 4

Fourth Quarter 2004 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended December 31,
	2003	2004		Percent Change
		High	Low	High	Low

Net revenue	$29,700	$31,482	$30,591	6.0%	3.0%
Station operating expenses	24,886	22,152	22,336	-11.0%	-10.2%
Depreciation expense	1,606	1,924	1,924
Amortization expense	1,882	2,066	2,066
Corporate expense	3,629	3,083	3,083
Performance award expense	—	341	341
Corporate separation agreement expense	—	—	—
Non-cash compensation expense	175	103	103
Operating loss	$(2,478)	$1,813	$738

Supplemental Financial Data:
Broadcast Cash Flow (a)	$6,261	$7,417	$6,342
Broadcast Cash Flow margin	21.1%	23.6%	20.7%
Program amortization	$7,692	$3,942	$3,942
Program payments	$6,245	$5,855	$5,855

Table 5

Fourth Quarter 2004 Guidance

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended December 31,
	2003	2004
		High	Low

Operating loss	$(2,478)	$1,813	$738
Plus:
Depreciation expense	1,606	1,924	1,924
Amortization expense	1,882	2,066	2,066
Corporate expense	3,629	3,083	3,083
Performance award expense	—	341	341
Corporate separation agreement expense	—	—	—
Non-cash compensation expense	175	103	103
Program amortization	7,692	3,942	3,942
Less:
Program Payments	6,245	5,855	5,855
Broadcast Cash Flow	$6,261	$7,417	$6,342

(a) Broadcast Cash Flow is defined as operating loss plus depreciation, amortization, corporate, performance award, corporate separation agreement, non-cash compensation and program amortization, less program payments.  The Company has included Broadcast Cash Flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets.  Broadcast Cash Flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

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